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Exhibit 23

                        Consent of Independent Auditors

  We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-47551, Form S-8 No. 33-88108 and Form S-8 No. 33-62231)
pertaining to the Provident Life and Accident Insurance Company MoneyMaker, A Long-Term 401 (k) Retirement Savings Plan, the Provident Life and Accident Insurance Company Stock Option Plan of 1994 and the Provident Life and Accident Insurance Company Employee Stock Purchase Plan of 1995 and in the Registration Statements (Form S-3 No. 333-17849 and Form S-3 No. 333-25009) of Provident Companies Inc., of our report dated February 9, 1999, with respect to the consolidated financial statements and schedules of Provident Companies, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 1998.

                                          Ernst & Young LLP

Chattanooga, Tennessee
March 29, 1999